Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Guidewire Software, Inc.:
We consent to the incorporation by reference in the registration statements (Nos. 333-179799, 333-187004, and 333-194290) on Form S-8, and in the registration statements (Nos. 333-191856 and 333-191834) on Form S-3 of Guidewire Software, Inc. of our report dated September 17, 2014, with respect to the consolidated balance sheets of Guidewire Software, Inc. as of July 31, 2014 and 2013, and the related consolidated statements of income, comprehensive income, stockholders' equity, and cash flows for each of the years in the three-year period ended July 31, 2014, and the effectiveness of internal control over financial reporting as of July 31, 2014, which report appears in the July 31, 2014 annual report on Form 10-K of Guidewire Software, Inc. Our report refers to a change in method of accounting for recognizing stock-based compensation expense.
/S/KPMG LLP
Santa Clara, California
September 17, 2014